Exhibit 21

SUBSIDIARIES OF EXODUS MOVEMENT, INC.	JURISDICTION OF
As of December 31, 2023	INCORPORATION
Proper Trust AG	Switzerland
3ZERO, LLC	Delaware
OSMIUM, LLC	Delaware